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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the Registration Statement on Form N-6 (No. 033-28551) of our report dated April 23, 2010, relating to the consolidated financial statements and financial statement schedules of Union Security Insurance Company, which are included in the Post-Effective Amendment No. 33 to the Registration Statement on Form N-6 filed on April 30, 2010. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 33 to the Registration Statement on Form N-6 filed on April 30, 2010, which is incorporated by reference to this Post-Effective Amendment No. 34 to the Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
June 2, 2010